UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

February 23, 2016 (February 19, 2016)
Date of Report (Date of Earliest Event Reported)

The Chemours Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36794	46-4845564
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware, 19899
(Address of principal executive offices)

Registrant’s telephone number, including area code: (302) 773-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Credit Agreement
On February 19, 2016, The Chemours Company (the “Company”) entered into Amendment No. 2 (the “Amendment”) to its Credit Agreement dated May 12, 2015 (the “Credit Agreement”) among The Chemours Company, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

The Amendment amends the terms of the financial maintenance covenants in the Credit Agreement by:

•	replacing the Total Net Leverage Ratio covenant with a Senior Secured Net Leverage Ratio covenant;

•	reducing the minimum levels required by the interest expense coverage ratio covenant; and

•
increasing the limits and extending the time period for adding back the benefits of announced cost reduction initiatives in the calculation of Consolidated EBITDA that applies to the financial maintenance covenants listed above.

The Amendment also amends the Credit Agreement by reducing availability under the revolving credit facility from $1.0 billion to $750 million.

The foregoing summary of the Amendment is not intended to be complete and is qualified in its entirety by the complete text of the Amendment that is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Letter Agreement with DuPont
In connection with the Amendment, the Company entered into a Letter Agreement with E. I. du Pont de Nemours and Company (“DuPont”). The obligations under the Letter Agreement became effective upon the Company’s entry into the Amendment. Pursuant to the Letter Agreement, certain cash payment obligations and working capital true-ups contemplated by the Separation Agreement dated June 26, 2015 between the Company and DuPont were extinguished without any liability on the part of the Company or DuPont. In addition, the Letter Agreement provides for DuPont and the Company to finalize in good faith, on customary market terms and conditions, advance purchases by DuPont of specified services and materials under existing agreements with the Company, in an amount equal to approximately $190 million.

The foregoing summary of the Letter Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Letter Agreement that is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Indemnification Agreements
On February 23, 2016, the Company entered into indemnification agreements with its current directors and officers. The indemnification agreements supplement the indemnification provisions applicable under the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, and the General Corporation Law of the State of Delaware.

Among the terms and conditions of the indemnification agreements are provisions providing for director and officer indemnitees to be indemnified in the context of certain third-party proceedings and proceedings by or in the right of the Company. The agreements also provide for, under certain circumstances, indemnification against certain expenses to the extent an indemnitee is wholly or partly successful in a proceeding, and to the extent an indemnitee is a witness or otherwise asked to participate in a proceeding to which the indemnitee is not a party. Also, under certain conditions, the indemnification agreements provide for the advancement of certain expenses from the Company to an indemnitee.

The foregoing summary of the indemnification agreements is not intended to be complete and is qualified in its entirety by the complete text of the form of indemnification agreement that is to be attached as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment No. 2 to the Credit Agreement dated February 19, 2016 by and among The Chemours Company, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

10.2	Letter Agreement dated January 28, 2016 by and between The Chemours Company and E. I. du Pont de Nemours and Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHEMOURS COMPANY

By:	/s/ Mark E. Newman

Mark E. Newman
Senior Vice President and Chief Financial Officer
Date:	February 23, 2016